Exhibit 4.1
SECOND SUPPLEMENTAL INDENTURE
     SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 11, 2011, by and among AMERISTAR CASINOS, INC., a Nevada corporation (the “Company”), the guarantors party thereto (the “Guarantors” and, collectively with the Company, the “Obligors”), and WILMINGTON TRUST FSB, a federal savings bank, as Trustee (the “Trustee”).
RECITALS
     A. The Company and the Trustee (as successor to DEUTSCHE BANK TRUST COMPANY AMERICAS) are parties to that certain Indenture, dated as of May 27, 2009 (as amended by that certain First Supplemental Indenture dated as of December 7, 2009, the “Indenture”), relating to the issuance by the Company of its 9 1/4% Senior Notes due 2014 (the “Notes”).
     B. The Company has commenced a tender offer (the “Tender Offer”) to holders of the Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated March 29, 2011, as amended and supplemented from time to time.
     C. In connection with the Tender Offer, the Company has solicited from the holders of the Notes consents (the “Consent Solicitation”) to the adoption of certain proposed amendments set forth in Section 1.01 hereof (the “Proposed Amendments”) to the Indenture.
     D. Certain terms, including the Proposed Amendments, of the Indenture and the Notes may be amended with the consent of holders of a majority in aggregate principal amount of the Notes (the “Requisite Consents”).
     E. The Company has obtained the Requisite Consents to the Proposed Amendments pursuant to the Consent Solicitation.
     F. Company desires to supplement and amend the Indenture to effect the Proposed Amendments.
     G. Upon the execution and delivery of this Second Supplemental Indenture, this Second Supplemental Indenture shall become effective, but the Proposed Amendments will not become operative until all conditions to the Tender Offer set forth in the Consent Solicitation are satisfied or waived by the Company and at least a majority in principal amount of the outstanding Notes are accepted by the Company for purchase pursuant to the Tender Offer.
     H. All conditions and requirements of the Indenture necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, it is mutually agreed for the equal and ratable benefit of the Holders from time to time of the Notes, as follows:

ARTICLE I
AMENDMENTS TO INDENTURE AND NOTES
     SECTION 1.01 Amendments. Subject to this Section 1.01 becoming operative as described in Section 2.01, the terms of the Indenture are hereby amended, supplemented, modified or deleted as follows.
          (a) The following sections of the Indenture and any corresponding provisions in the Notes are hereby deleted in their entirety and replaced with “[Intentionally Omitted]” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety:

Existing Section or
Subsection Number	Caption
SECTION 3.09	Offer to Purchase by Application of Excess Proceeds
SECTION 4.03	Reports
SECTION 4.05	Taxes
SECTION 4.06	Stay, Extension and Usury Laws
SECTION 4.07	Restricted Payments
SECTION 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
SECTION 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock
SECTION 4.10	Asset Sales
SECTION 4.11	Transactions with Affiliates
SECTION 4.12	Liens
SECTION 4.13	Line of Business
SECTION 4.15	Offer to Repurchase Upon Change of Control
SECTION 4.16	No Layering
SECTION 4.17	Additional Subsidiary Guarantees
SECTION 4.18	Designation of Restricted and Unrestricted Subsidiaries
          (b) Clauses (2) and (3) of Section 5.01 of the Indenture (Merger, Consolidation, or Sale of Assets), and any corresponding provisions in the Notes, shall be deleted in their entirety and replaced with “[Intentionally Omitted]” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.
          (c) Clauses (4) and (5) of Section 6.01 of the Indenture (Events of Default), and any corresponding provisions in the Notes, shall be deleted in their entirety and replaced with “[Intentionally Omitted]” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.

          (d) Clause (2) of Section 11.04 of the Indenture (Merger, Consolidation, or Sale of Assets of Guarantors), and any corresponding provisions in the Notes, shall be deleted in their entirety and replaced with “[Intentionally Omitted]” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.
          (e) Section 4.04 of the Indenture is deleted in its entirety and replaced with the following:
Section 4.04. Compliance Certificate.
(a) The Company shall deliver to the Trustee not less often than annually an Officers’ Certificate stating that as to each such Officer’s knowledge the Company has complied with all conditions and covenants under this Indenture.
(b) Except with respect to a default in payment of principal of, premium, if any, and interest and additional interest, if any, on the Notes as described in Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Company’s covenants in this Article 4 and the Trustee shall not be deemed to have knowledge of any Default or Event of Default unless such Trustee receives written notification or obtains actual knowledge in writing.
          (f) Section 4.14 of the Indenture is deleted in its entirety and replaced with the following:
Section 4.14. Legal Existence.
Subject to Articles 5 and 11 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each Guarantor, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Guarantor.
          (g) All references made to a provision in the Indenture or the Notes deleted pursuant to the amendments set forth in Subsections (a) through (f) of this Section 1.01 shall be deleted in their entirety from the Indenture and the Notes, and any definitions used exclusively in the provisions of the Indenture deleted pursuant to the amendments set forth in Subsections (a) through (f) of this Section 1.01 shall be deleted in their entirety from the Indenture. The applicable provisions of the Notes shall be deemed amended to reflect the amendments to the corresponding provisions of the Indenture that are amended pursuant to Subsections (a) through (f) hereof.
     SECTION 1.02 Release of Obligations Under Certain Covenants. Subject to this Section 1.02 becoming operative as described in Section 2.01, the Company may omit to comply with, and shall have no liability in respect of, any term, condition or limitation deleted pursuant to the Sections listed in Section 1.01 hereof, whether directly or indirectly, by reason of any reference in the Indenture or other documents to any such Section or by reason of any reference in any such Section to any other provision in the Indenture or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of the Indenture.
ARTICLE II
MISCELLANEOUS
     SECTION 2.01 Effective Date of the Second Supplemental Indenture. This Second Supplemental Indenture shall be effective as of the date first written above; provided, that the provisions of Article I of this Second Supplemental Indenture will become operative upon (and only upon) all conditions to the Tender Offer set forth in the Consent Solicitation being satisfied or waived by the Company and acceptance for purchase by the Company of at least a majority in aggregate principal amount of the outstanding Notes, written notice of which shall be provided to the Trustee.
     SECTION 2.02 Definitions. Capitalized terms used but not defined in this Second Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.
     SECTION 2.03 Confirmation of Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
     SECTION 2.04 New York Law to Govern. This Second Supplemental Indenture shall be deemed to be a contract under the internal laws of the State of New York (other than principles of law that would apply the law of another jurisdiction), and for all purposes shall be construed and enforced in accordance with and governed by the laws of said State.
     SECTION 2.05 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first above written.

AMERISTAR CASINOS, INC.
By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Senior Vice President and General Counsel

CACTUS PETE’S, INC.
AMERISTAR CASINO VICKSBURG, INC.
AMERISTAR CASINO COUNCIL BLUFFS, INC.
AMERISTAR CASINO LAS VEGAS, INC.
A.C. FOOD SERVICES, INC.
AMERISTAR CASINO ST. LOUIS, INC.
AMERISTAR CASINO KANSAS CITY, INC.
AMERISTAR CASINO ST. CHARLES, INC.
AMERISTAR CASINO BLACK HAWK, INC.
AMERISTAR EAST CHICAGO HOLDINGS, LLC
AMERISTAR CASINO EAST CHICAGO, LLC

By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Vice President

WILMINGTON TRUST FSB, as Trustee
By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President